Exhibit 5.1

September 19, 2013	53rd at Third 885 Third Avenue New York, New York 10022-4834 Tel: +1.212.906.1200 Fax: +1.212.751.4864 www.lw.com FIRM /AFFILIATE OFFICES
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File No. 050396-0011

Cognizant Technology Solutions Corporation

Glenpointe Centre West

500 Frank W. Burr Blvd.

Teaneck, New Jersey 07666

Re:	Registration Statement on Form S-8 with respect to 5,000,000 shares of Class A Common Stock, par value $0.01 per share

Ladies and Gentlemen:

We have acted as special counsel to Cognizant Technology Solutions Corporation, a Delaware corporation (the “Company”), in connection with the preparation and filing by the Company with the Securities and Exchange Commission (the “Commission”) of a registration statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), relating to the issuance of up to an additional 5,000,000 shares of the Company’s Class A common stock, par value $0.01 per share (the “Shares”), which may be issued pursuant to the Company’s 2004 Employee Stock Purchase Plan (As Amended and Restated Effective as of April 1, 2013) (the “Plan”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the prospectus forming a part thereof, other than as expressly stated herein with respect to the issuance of the Shares.

As special counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon the foregoing and upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies.

September 19, 2013

We are opining herein only as to the General Corporation Law of the State of Delaware and we express no opinion with respect to any other laws.

Subject to the foregoing and the other matters set forth herein, it is our opinion that as of the date hereof the Shares have been duly authorized and, when issued and sold in accordance with the terms of the Plan, such Shares will be validly issued, fully paid and nonassessable.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ LATHAM & WATKINS LLP

LATHAM & WATKINS LLP